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                                                                     EXHIBIT 5.1


                                 ANDREWS & KURTH
                          MAYOR, DAY, CALDwELL & KEETON
                                     L.L.P.
AUSTIN                              ATTORNEYS            TELEPHONE: 713.220.4200
DALLAS                                                   FACSIMILE: 713.220.4285
LONDON                       600 TRAVIS, SUITE 4200
LOS ANGELES                   HOUSTON, TeXAS 77002
NEW YORK
THE WOODLANDS
WASHINGTON, D.C.



                                February 12, 2002



Weatherford International, Inc.
515 Post Oak Boulevard, Suite 600
Houston, Texas  77027-3415

Gentlemen:

            We have acted as special counsel to Weatherford International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-4 by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on February , 2002 (the "Registration Statement"), with respect to the issuance by the Company of up to $350,000,000 aggregate principal amount of its 6?% Series B Senior Notes due November 15, 2011 (the "New Notes") in exchange for up to $350,000,000 aggregate principal amount of its outstanding 6?% Series A Senior Notes due November 15, 2011 (the "Old Notes"). The New Notes are to be issued pursuant to the Indenture dated as of May 17, 1996, as supplemented by the First Supplemental Indenture, dated and effective as of May 27, 1998, the Second Supplemental Indenture, dated and effective as of June 30, 2000 and the Third Supplemental Indenture, dated and effective as of November 16, 2001 (the "Indenture"), between the Company, as issuer, and The Bank of New York, successor to Bank of Montreal Trust Company, as indenture trustee (the "Trustee"). The New Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") by the Company to holders of the issued and outstanding Old Notes, as contemplated by the Registration Rights Agreement, dated as of November 16, 2001 (the "Registration Rights Agreement"), by and between the Company and Credit Suisse First Boston Corporation and Lehman Brothers Inc., on behalf of the initial purchasers.

            In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein (the "Prospectus") and the documents incorporated by reference therein; (ii) the Company's Certificate of Incorporation and By-laws, each as amended to date;
(iii) the Prospectus; (iv) copies of letters, certificates or telegrams received by us from public officials in the State of Delaware as to the good standing of the Company; (v) an executed copy of each instrument constituting part of the Indenture; (vi) an executed copy of the Registration Rights Agreement; (vii) the Form T-1 of the Trustee filed as an exhibit to the Registration


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Weatherford International, Inc.
February 12, 2002
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Statement; (viii) the form of the New Notes; and (ix) such other corporate records and documents and certificates of public officials, officers and representatives of the Company and other persons, and we have made such investigations of law, as we have deemed appropriate for purposes of the opinions expressed below.

            In our examination, we have assumed, without independent investigation (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures on all documents that we have examined, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, and (v) as to the forms of all documents in respect of which forms were filed with the Commission as exhibits to the Registration Statement, the conformity in all material respects of such documents to the forms thereof that we have examined. In conducting our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

            In rendering the opinions expressed below with respect to the New Notes, we have assumed that, as of the date of issuance, authentication and delivery thereof (i) the Certificate of Incorporation and By-laws of the Company will not have been amended in any manner that would affect any legal conclusion set forth herein, (ii) the form and terms of the New Notes will comply with the Indenture as then supplemented, (iii) the Company (a) will continue to be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and duly qualified to conduct business as a legal entity in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, with full power, authority and legal right (corporate and other) to execute and deliver, and incur and perform its obligations under, the New Notes, (b) will have obtained all requisite third party and governmental consents, authorizations and approvals, and made all registrations and filings, necessary to execute and deliver, and incur and perform its obligations under, the New Notes, and its execution, delivery and performance thereof will not violate, or require any consent under any law, rule, regulation, consent, order, writ, injunction or decree, or any agreement, indenture or other contractual restriction, then applicable to it, (iv) the resolutions previously adopted by the Board of Directors of the Company regarding the Exchange Offer and the New Notes will not have been rescinded or modified in any manner that would affect any legal conclusion set forth herein, (v) the Registration Statement will have been declared effective by the Commission, will have remained effective at all times during the Exchange Offer and will continue to be effective at consummation of the Exchange Offer, (vi) the Indenture will have been qualified under the Trust Indenture Act and (vii) the Company will have complied with all applicable laws in connection with the Exchange Offer and the issuance of the new Notes. In addition, we have assumed the receipt by each person to whom or for whose benefit a New Note is to be issued (collectively, the "Holders") of a certificate for such New Note or the receipt by the Depository Trust Company, acting as agent, on behalf of all

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Weatherford International, Inc.
February 12, 2002
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Holders of New Notes, of a global security then evidencing all New Notes, and the issuance and exchange of such New Notes for Old Notes in accordance with the terms of the Exchange Offer, the Registration Rights Agreement, the Registration Statement and the Indenture.

            Based upon and subject to the foregoing, and subject also to the limitations, qualifications, exceptions and assumptions set forth below, and having due regard for legal considerations we deem relevant, we are of the opinion that when the New Notes (in the form examined by us) have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity including without limitation reasonableness, materiality, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity).

            Insofar as the New Notes are governed by the Indenture, we express no opinion regarding any provisions thereof that (A) purport to require disregard of mandatory choice of law rules that, if applicable, could require application of the law of a jurisdiction other than New York; (B) relate to severability or separability; or (C) purport to require that all amendments and waivers be in writing, or otherwise to require disregard of a course of dealing between the parties. In addition, we express no opinion as to Section 506 of the Indenture, and we point out with reference to obligations stated to be payable in a currency other than Dollars that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in any such other currency would be rendered in such other currency and would be converted into Dollars at the rate of exchange prevailing on the date of entry of the judgment and (ii) a judgment rendered by a Federal court sitting in the State of New York in respect of an obligation denominated in any such other currency may be expressed in Dollars (but we express no opinion as to the rate of exchange such Federal court would apply). Moreover, we have assumed that at all times material thereto there will be a single Trustee appointed and acting on behalf of all series of Securities (as defined in the Indenture) issued and outstanding thereunder.

            This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinions are limited to the laws of the State of New York which, in our experience, are normally applicable to transactions of the type contemplated by the Indenture and the New Notes and we do not express any opinion on any other laws of said State or any laws of any other jurisdiction.

            We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Opinions" in the Registration Statement. In giving this consent, we do not thereby admit

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Weatherford International, Inc.
February 12, 2002
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that we are included in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.



                          Very truly yours,


                          /s/ ANDREWS & KURTH, MAYOR, DAY, CALDWELL & KEETON LLP